UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36102	90-1002689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1151 Maplewood Drive, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 250-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 1, 2015, the Board of Directors (the “Board”) of Knowles Corporation (the “Company”), upon recommendation of the Governance and Nominating Committee of the Board, appointed Dr. Hermann Eul, Corporate Vice President and General Manager at Intel Corporation, as a director, increasing the size of the Board from eight members to nine. Dr. Eul will serve as a Class III director and will hold office until the Company’s 2016 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Upon recommendation of the Governance and Nominating Committee of the Board, Dr. Eul was also appointed to serve on the Compensation and the Governance and Nominating Committees of the Board.

The Board has determined that Dr. Eul meets the standards of independence under the Company’s Standards for Director Independence, as well as applicable rules of the NYSE, the SEC and the Securities Exchange Act of 1934. There is no arrangement or understanding between Dr. Eul and any other person pursuant to which he was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which Dr. Eul was or is to be a party, in which Dr. Eul, or any member of his immediate family, has a direct or indirect material interest.

Dr. Eul will receive the same compensation as the Company’s other non-employee directors: a one-time award of unrestricted shares of the Company’s common stock with a grant date fair value equal to $100,000 (payable in full on July 30, 2015) and an annual retainer of $215,000, payable $65,000 in cash and $150,000 in restricted stock units (in each case pro-rated for 2015).

Item 7.01	Regulation FD.

A copy of the press release announcing the appointment of Dr. Eul to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished as a part of this report:

Exhibit Number	Description

99.1	Press Release of Knowles Corporation dated July 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOWLES CORPORATION
Date: July 2, 2015
	By:	/s/ Thomas G. Jackson
Thomas G. Jackson
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Knowles Corporation dated July 2, 2015